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                                                   EXHIBIT 10.7



                      EMPLOYMENT AGREEMENT




     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of January, 2001, by and between SMTEK INTERNATIONAL, INC., a Delaware corporation (the "Company"), and GREGORY L. HORTON ("Horton").

     WHEREAS, the Company desires to continue employment of Horton as its Corporate President and Chief Executive Officer, and

     WHEREAS, Horton agrees to be employed by the Company pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                            AGREEMENT


I.   EMPLOYMENT

     1.1 POSITION. The Company hereby continues to engage and employ Horton in the capacity of President and Chief Executive Officer. Horton shall report directly to the Company's Board of Directors (the "Board") and shall perform the executive duties and functions of a Corporate President and Chief Executive Officer, subject only to such reasonable limitations of authority set forth from time to time in the resolutions of the Board and applicable law.

     1.2 DUTIES. Horton's duties will include all of those generally associated with the position of Corporate President and Chief Executive Officer, subject to the reasonable direction of the Board. Such duties will include the full-time corporate management of all of the Company's operations, with Horton's primary duties being to focus his efforts toward the objective of making the Company profitable, competitive as a technologically advanced firm in its lines of business, and developing and implementing a growth strategy for the Company through internal operations and/or acquisition alternatives.

II.  COMPENSATION AND BENEFITS

     2.1 BASE SALARY. Horton's base salary shall be at the rate of Two-Hundred and Fifty Thousand Dollars ($250,000) per year commencing January 1, 2001 and continuing through June 29, 2001, and no less than Two Hundred Fifty Thousand Dollars ($250,000) for the fiscal year beginning June 30, 2001 and for each fiscal year thereafter. This base salary will be reviewed at least annually for merit and cost of living increases, at the end of each fiscal year, by the Compensation Committee of the Board (the "Compensation

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Committee"), but shall not be adjusted down without Horton's prior written consent.

     2.2 BONUS. Horton shall be eligible to receive annual bonus compensation based in part upon reasonable increases in the Company's revenues and profits and upon such other reasonable criteria and the achievement of such reasonable objectives as the Company's Board may from time to time establish. Such bonus compensation may be payable at such times during the year and in such amounts as the same may be determined by the Compensation Committee. Aggregate bonus compensation in any particular year shall be based on an amount equal to the then-current base salary. The actual bonus amount paid shall be determined by the Compensation Committee, based on a reasonable standard for Horton's performance to stated objectives set by the Board of Directors and based on a reasonable standard for the Company's performance to planned revenues and earnings objectives.

     2.3 OTHER BENEFITS. Horton shall be entitled to other benefits and perquisites which are at least comparable to those which he is presently receiving as President and Chief Executive Officer of SMTEK International, Inc. These benefits shall be set forth on the attached Schedule A which is attached hereto and made a part of this Employment Agreement.

     2.4 EXPENSE REIMBURSEMENT. Horton shall be reimbursed for reasonable out-of-pocket expenses in accordance with the Company's established policies applicable to all officers.


III.  TERMINATION

     3.1 AT WILL. Horton and the Company acknowledge and agree that Horton's employment with the Company is expressly "at will" both during and after the term of this Agreement. This means that either party may terminate Horton's employment with or without cause upon thirty (30) days' advance written notice. Any termination of Horton's employment is, however, subject to the terms and provisions of this Agreement as to severance pay and other obligations.

     3.2 VOLUNTARY RESIGNATION. In the event that Horton's employment with the Company terminates as a result of his voluntary resignation, Horton shall be entitled to no severance pay. For purposes of this Agreement, the term "voluntary resignation" shall not include a resignation that is tendered by Horton pursuant to a direct request of the Board. A resignation tendered by Horton pursuant to a direct request of the Board shall, for purposes of this Agreement, be treated as an involuntary termination, and Horton's entitlement to severance pay and additional benefits in accordance with the provisions of Sections 3.3(a) and 3.3(b) below shall apply unless, and only if, the Board's request was based on Cause (as defined in Section 3.3(c) below).

     3.3  INVOLUNTARY TERMINATION.

     (a) SEVERANCE PAY. In the event that Horton's employment with the Company is terminated other than for Cause, and subject to the qualification below, Horton shall be entitled to severance pay equal to twenty (20) months of his then-current monthly base salary, payable within thirty (30) days following such termination.

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     (b)  ADDITIONAL BENEFITS.  In the event that Horton's employment with the Company is terminated by the Company other than for Cause (as defined in Section 3.3(c) below), Horton shall be entitled to continue to participate in the Company's employee benefit programs that had been made available to Horton pursuant to Section 2.3 above. These programs shall be continued at no cost to Horton, except to the extent that tax laws require the inclusion of the value of such benefits in Horton's income. The programs shall continue for the benefit of Horton for a period of twenty months after the date of Horton's termination, in the same manner and at the same level as immediately prior to Horton's termination.

     (c) CAUSE. For purposes of this Agreement, "Cause" shall mean (i) the willful and deliberate refusal of Horton to comply with a lawful, written instruction of the Board, which refusal is not remedied by Horton within a reasonable period of time after his receipt of written notice from the Company identifying the refusal; (ii) an act or acts of personal dishonesty by Horton that were intended to result in substantial personal enrichment of Horton at the expense of the Company; (iii) Horton's conviction of any felony involving an act of moral turpitude; or (iv) Horton's material breach of any representation or covenant contained in Section 5, 6 or 7 of this Agreement.

     3.4 DEATH. In the event of Horton's death, this Agreement shall automatically terminate and shall be of no further force and effect. Termination of Horton's employment as a result of his death shall not result in any obligation by the Company to pay severance pay (unless the obligation to pay severance exists as of the date of Horton's death) or other benefits to Horton's estate or heirs.

     3.5 DISABILITY. In the event of Horton's Disability (as defined below) during the term of this Agreement for any period of at least six (6) consecutive months, the Company shall have the right, which may be exercised in its sole discretion, to terminate this Agreement. In the event the Company does elect to terminate this Agreement, Horton shall not be entitled to any severance pay at any time but shall be entitled to normal disability benefits in accordance with the policies established from time to time by the Company. For purposes of this Agreement, "Disability" shall mean the inability of Horton to perform his employment services hereunder by reason of physical or mental illness or incapacity as determined by a physician chosen by the Company and reasonably satisfactory to Horton or his legal representative.

IV.  TERM

     The term of this Agreement shall commence on January 1st, 2001, and shall be in effect through January 1st, 2005, unless terminated earlier or extended in accordance with the terms and conditions specified herein. In the event, this Agreement is not renewed or superseded by written mutual consent by the end of its term, this Agreement shall automatically be extended month-for-month until such time as it is renewed, superseded by written mutual consent or terminated by written mutual consent. Such automatic extension specifically includes the provisions of Section 3.3 (a) and 3.3 (b) herein.



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V.   NONDISCLOSURE OF INFORMATION AND NON-SOLICITATION OF
     EMPLOYEES

     5.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Except in the performance of his duties hereunder, Horton shall not disclose to any person or entity or use for his own direct or indirect benefit any Confidential Information (as defined below) pertaining to the Company obtained by Horton in the course of his employment with the Company. For purposes of this Agreement, "Confidential Information" shall include the Company's products, services, processes, suppliers, customers, customers' account executives, financial, sales and distribution information, price lists, identity and list of actual and potential customers, trade secrets, technical information, business plans and strategies to the extent that such information has not been publicly disseminated by the Company, other than through a breach hereof.

     5.2 NON-SOLICITATION. Horton agrees that, so long as he is employed by the Company and for a period of one (1) year after termination of his employment for any reason except involuntary termination without Cause, he shall not (a) directly or indirectly solicit, induce or attempt to solicit or induce any company employee to discontinue his or her employment with the Company, (b) usurp any opportunity of the Company that Horton became aware of during his tenure at the Company, or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to restrict or cancel the business of any such account, customer or client with the Company.


VI.  NON-COMPETITION

     So long as Horton is employed by the Company, Horton shall not, without the prior written consent of the Company's Board, either directly or indirectly, including without limitation through a partnership, joint venture, corporation or other entity or as a consultant, director or employee, engage in the business engaged in by the Company as of the date hereof within those geographical areas in which the Company conducts active business operations.


VII.  REPRESENTATIONS AND COVENANTS OF HORTON AND COMPANY

     7.1 BEST EFFORTS. In consideration of the payments to be made hereunder, Horton agrees to devote substantially his entire business time and attention to the performance of his duties hereunder, and to serve the Company diligently and to the best of his abilities. Notwithstanding the foregoing, Horton shall have the continuing right to (a) make passive investments in the securities of any publicly-owned corporation, (b) make any other passive investments with respect to which he is not obligated or required to, and does not in fact, devote any substantial managerial efforts that interfere with his fulfillment of his duties, and (c) serve as a director or consultant for other companies or entities.

     7.2 NO RESTRICTIONS. Horton represents that he is under no actual or alleged restriction, limitation or other prohibition (whether as a result of his prior employment or otherwise) to perform his duties as described herein.

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     7.3  AUTHORITY.  Any individual signing this Agreement on behalf of the
Company hereby represents and warrants that he/she has full authority to do so on behalf of the Company.


VIII.  MISCELLANEOUS

     8.1 NO WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

     8.2 NOTICES. Any and all notices referred to herein shall be sufficiently furnished if in writing, and sent by registered or certified mail, postage prepaid, to the respective parties at the following addresses or such other address as either party may from time to time designate in writing:


To the Company:     SMTEK International, Inc.
                    2151 Anchor Court
                    Newbury Park, California  91320
                    Attention: Secretary

To Horton:          Mr. Gregory L. Horton
                    4235 Kingsview Road
                    Moorpark, California  93021

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     8.3  ENTIRE AGREEMENT AND INTERPRETATION.  This Agreement supersedes any and all prior written or oral agreements between Horton and the Company, and contains the entire understanding of the parties hereto with respect to the terms and conditions of Horton's employment with the Company. No provision of this document is to be interpreted for or against any party because that party or party's legal representative drafted it.

     8.4 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws and decisions of the State of Delaware.

     8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which shall constitute one and the same instrument.

     8.6 AMENDMENT. This Agreement may not be modified, amended, altered or supplemented except by written agreement between Horton and the Company.

     8.7 ASSIGNMENT AND PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that Horton may not assign any of his rights or obligations hereunder.

     8.8 EXPENSE. In the event an action in law or in equity is required to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees and costs in addition to any other relief to which that party may be entitled.


     8.9  INTERPRETATION.   No provision of this document is to be
interpreted for or against any party because that party or party's legal representative drafted it.

     8.10 SEVERABILITY. In the event that any covenant, condition or other provision herein contained is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

     8.11 WAIVER. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement may be amended only by a written agreement executed by the parties in interest at the time of the modification.



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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.


The "Company":

SMTEK International, Inc., a Delaware Corporation



  /s/  Oscar B. Marx
------------------------------------
By:   Oscar B. Marx
Its:  Compensation Committee Chairman
      Board Of Directors



"Horton":



  /s/  Gregory L. Horton
------------------------------
Gregory L. Horton


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         SCHEDULE A - EXECUTIVE BENEFITS AND PERQUISITES


Horton shall be entitled to other benefits and perquisites which are at least comparable to those which he is presently receiving as President and Chief Executive Officer of SMTEK International, Inc. The following list delineates the benefits and perquisites to be provided for Horton:

 -  Vacation pay per the Company policy manual

 -  Pay for holiday, sick, bereavement, and paid time off, etc.
    per the Company policy manual

 -  Health benefits per the Company policy manual

 -  Participation in the Company 401(k) Plan

 -  Reasonable expense reimbursement for Company related expenses

 - Company shall pay the cost of a term life flat premium life insurance policy for $3.5 million which is currently in place

 -  Long-term disability insurance with benefit equal to employee's salary

 - Assurance that D&O liability insurance is maintained for the Company and its Officers

 -  Employee may be allowed to participate in the Employee Stock Option Plan

 - Employer shall indemnify, defend and hold harmless Employee from and against any an all actions, claims, liabilities, demands and proceedings asserted against Employee by reason of the fact that Employee is or was an employee or officer of the Employer on or after the date hereof to the fullest extent permitted under the laws of the State of Delaware

 -  Use of a Company provided computer and associated connections at home

 -  Communication devices for employee and spouse

 - Participation in YPO membership and educational programs which require spousal inclusion

 - Participation in at least one YPO University program per year (typically one week intensive training and unique networking experiences)

 - Horton's aircraft is utilized routinely for Company business. The Company shall maintain current company supported aircraft/hanger lease ($50/month), including general maintenance expenses, Company related travel expense, chart subscriptions, insurance, taxes, and county space rent for hanger. All large cost aircraft enhancements and repairs are paid by Horton, personal use expenses are paid by Horton, and the aircraft and hanger are owned by Horton.

 - Fees will be paid for various professional associations and executive education tuition from time-to-time

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 -  Use of Company automobile and coverage for related operating expenses with right to buy automobile at end of lease

 - Occasional spousal travel expenses when traveling for business related events that include spouse involvement

 - Professional services; tax planning, estate planning, will preparation, general legal advice, tax return preparation (currently all estate planning items are in place)